Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SOLBRIGHT GROUP, INC., a Delaware corporation,

Iota NETWORKS, llc, an Arizona limited liability company,

M2M SPECTRUM NETWORKS, LLC, an Arizona limited liability company, and

SPECTRUM NETWORKS GROUP, LLC, an Arizona limited liability company.

July 30, 2018

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A – Officers and Directors

SCHEDULES

Schedule A – Restructuring Transactions

Company Disclosure Schedules

Parent Disclosure Schedules

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of July 30, 2018, by and among Solbright Group, Inc., a Delaware corporation (the “Parent”), Iota Networks, LLC, an Arizona limited liability company and a direct wholly-owned subsidiary of Parent (the “Acquisition Subsidiary”), M2M Spectrum Networks, LLC, an Arizona limited liability company (the “Company”), Spectrum Networks Group, LLC, an Arizona limited liability company and the majority member of the Company (“Company Parent”). The Parent, the Acquisition Subsidiary, the Company and the Company Parent are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company continuing as the surviving entity after the merger and as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the managers of the Company and a majority of the Company Members, as the requisite members of the Company, have (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Company and the Company Members, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (c) directed that this Agreement be submitted to the Company Members for adoption, and (d) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the Company Members;

WHEREAS, the board of directors of the Parent and the managing member of Acquisition Subsidiary have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Parent, the Acquisition Subsidiary and their stockholders and sole member, respectively, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) directed that this Agreement be submitted to the stockholders of the Parent and the sole member of Acquisition Subsidiary, respectively, for adoption, and (d) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the stockholders of the Parent and the sole member of the Acquisition Subsidiary, respectively;

WHEREAS, prior to the consummation of the Merger, the Company and Company Parent intend to effect the restructuring transactions set forth on Schedule A hereto (the “Restructuring Transactions”); and

WHEREAS, for U.S. federal and applicable state and local income tax purposes, the Parent, the Acquisition Subsidiary and the Company intend for the Merger to qualify as a tax-free exchange by the equity owners of the Company (consisting of the Company Members and the PPR Holders) of their interests in the Company for stock of the Parent under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), reflecting the status prior to the Merger of the Company as a partnership and after the Merger (reflecting the status of the Acquisition Subsidiary prior to the Merger) as a disregarded entity wholly owned by the Parent.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

Article I
THE MERGER

1.1      The Merger. Upon and subject to the terms and conditions set forth in this Agreement and in accordance with the Arizona Limited Liability Company Act (the “Arizona Act”) and the Arizona Entity Restructuring Act (the “Arizona Restructuring Act”), and other applicable Laws, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate limited liability company existence of the Acquisition Subsidiary shall cease and the Company shall continue as the Surviving Company in the Merger and as a wholly owned subsidiary of Parent (the “Surviving Company”). The “Effective Time” shall be the date and time at which a statement of merger (the “Statement of Merger”) is filed with the Arizona Corporation Commission pursuant to Section 29-2205 of the Arizona Restructuring Act or such later date and time as may be agreed by the Company and the Parent in writing and specified in the Statement of Merger in accordance with the Arizona Act and Arizona Restructuring Act. The Merger shall have the effects set forth herein and in the applicable provisions of the Arizona Act and Arizona Restructuring Act.

1.2      The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, in Princeton, New Jersey, commencing at 10:00 a.m. local time three (3) Business Days after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”) or such other place and time as is mutually agreed to by the Parties. As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.3      Actions at the Closing. At the Closing:

(a)     the Company and the Company Parent, as applicable, shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company and/or a Company Member pursuant to Sections 5.1 and 5.2;

(b)     the Parent and the Acquisition Subsidiary shall deliver to the Company and the Company Parent the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3; and

(c)     the Surviving Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware and the Statement of Merger with the Secretary of State of the State of Arizona.

1.4      Additional Actions. If at any time after the Effective Time the Surviving Company or Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company or Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company, Parent and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and of behalf of either the Company, Parent or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Parent or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, Parent or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5      Treatment of Company Securities. All of the outstanding common equity units in the Company (the “Company Units”) and the profit participation units issued pursuant to the M2M Spectrum Networks, LLC 2016 Restricted Unit Plan (the “PPR Units”) issued and outstanding immediately prior to the Effective Time shall be cancelled or converted as set forth in this Section 1.5 into the right to receive a number of shares of Parent’s common stock, par value $0.0001 per share (“Parent Common Stock”), such that the aggregate number of shares of Parent Common Stock issuable pursuant to this Agreement as a result of the Merger equals no more than 148,266,632 shares of Parent Common Stock, and all warrants issued to investors in the M2M Spectrum Networks, LLC Partners Program and Reservation Program (shall, without further action, be adjusted pursuant to the terms thereof in accordance with such warrant and the adjustment notice to be sent by the Surviving Company to such warrantholders pursuant to the terms of each such warrant. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)     Each Company Unit issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 1.4147 shares of Parent Common Stock (in the aggregate, the “Company Merger Shares”);

(b)     Each PPR Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into and become the right to receive 1.0087 shares of Parent Common Stock (in the aggregate, the “PPR Merger Shares” and, together with the Company Merger Shares, the “Merger Shares”); and

(c)     Each share of common units of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable common unit of the Surviving Company.

1.6      Surrender and Payment.

(a)     At the Effective Time, each Company Unit and PPR Unit issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 1.7, the Company Members and each PPR Holder shall cease to have any rights in the Company except for the right to receive the applicable portion of the Parent Units attributable to such Company Unit or PPR Unit, as applicable, pursuant to Section 1.5(a). Each outstanding Company Unit or PPR Unit, as applicable, shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the applicable portion of the Merger Shares attributable to such Company Unit or PPR Unit, as applicable, pursuant to Section 1.5. If, after the Effective Time, any Company Unit or PPR Unit, as applicable, is presented to Parent or Parent’s transfer agent from time to time, it shall be cancelled and exchanged as provided in this Section 1.6 and Section 4.8.

1.7      Directors and Officers. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Subsidiary, the Company, the Company Members, or the holders of any shares of capital stock of any of the foregoing, the board of directors and officers of the Acquisition Subsidiary shall be the directors and officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and the Surviving Company and Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.7. Immediately following the Closing (to the extent not effected prior to or at Closing), Parent shall cause the individuals set forth on Exhibit A to be elected or appointed as officers and directors of the Surviving Company.

1.8      Certificate of Formation and Operating Agreement. At the Effective Time, by virtue of the Merger:

(a)     the certificate of formation of the Company in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until duly amended or repealed;

(b)     the operating agreement of the Company in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until duly amended or repealed;

(c)     the certificate of incorporation of the Parent in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Parent until duly amended or repealed; and

(d)     the bylaws of the Parent in effect immediately prior to the Effective Time shall be the bylaws of the Parent until duly amended or repealed.

1.9     Withholding Rights. Each of Parent, Acquisition Subsidiary and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to the Company Members or PPR Holders pursuant to this Article I such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law; provided, however, that, prior to any such deduction and withholding, the Party collecting such deduction and withholding shall use reasonable efforts to provide at least three (3) Business Days prior written notice to the Party subject to such deduction and withholding as to the intent to so deduct and withhold and the basis in Tax Law for such deduction and withholding. To the extent that amounts are so deducted and withheld by Parent, Acquisition Subsidiary or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Parent, Acquisition Subsidiary or the Surviving Company, as the case may be, made such deduction and withholding.

1.10     No Company Unit Further Rights. From and after the Effective Time, no Company Units or PPR Units shall be deemed to be outstanding, and the Company Members’ Company Units, certificated or uncertificated, or PPR Units, however evidenced, shall cease to have any rights with respect thereto, except as provided herein (including without limitation Section 1.6 and Section 4.8) or by applicable Law, other than the right to receive Merger Shares in connection with the Merger.

1.11     Closing of Transfer Books. No issuance or transfer of Company Units or PPR Units shall be made from and after the Effective Time. If, after the Effective Time, Company Units or PPR Units are presented to Parent, the Parent’s transfer agent, or the Surviving Company, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.6 and Section 4.8, subject to the provisions hereof, and applicable Law in the case of dissenting Company Units.

1.12     Exemption from Registration; Rule 144. The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5(a) will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and/or Regulation S promulgated by the SEC and that all recipients of such shares of Parent Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of Parent Common Stock to be issued pursuant to Section 1.5(a) will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent’s transfer agent to that effect.

1.13     Certain Tax Matters. Each of the Parties shall use its Reasonable Best Efforts (as defined below) to cause the Merger to qualify as a tax-free exchange under Section 351 of the Code, consistent with the intent stated in the fifth Whereas clause to this Agreement. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a tax-free exchange under Section 351 of the Code. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code, shall report, for all tax purposes, the Merger as qualifying as a tax-free exchange under Section 351 of the Code.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY PARENT

Each of the Company and the Company Parent represents and warrants to Parent that the statements contained in this Article II are, after giving effect to the Restructuring Transactions, as applicable, true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedules”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Company Disclosure Schedules shall qualify such other corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of Barclay Knapp, Cheryl Thompson and Robert Somers, following reasonable inquiry of appropriate officers, directors and key employees of the Company and the accountants and attorneys of the Company.

2.1     Organization, Qualification and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Arizona and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. All limited liability company actions required to be taken by the Companies in connection with this Agreement and the other Transaction Documentation (as defined in Section 3.4) will be duly authorized on or prior to the Closing. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company taken as a whole; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Company to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.

2.2     Capitalization. The Persons listed on Section 2.2(a) of the Disclosure Schedule are the record owners of and have good and valid title to the Company Units set forth on Section 2.2(a) of the Disclosure Schedule. The Company Units constitute 100% of the total issued and outstanding membership interests in the Company. The Company Units have been duly authorized and are validly issued, fully-paid and non-assessable, and are free and clear of all Encumbrances. The Company Units were issued in compliance with applicable Laws. The Company Units were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating the Company to issue or sell any membership interests (including the Company Units), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests in the Company.

2.3     No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) except as set forth in Section 2.3 of the Company Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which the Company is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Company Material Adverse Effect on the Company’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documentation and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act, the Communications Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated hereby.

2.4     Financial Statements. Complete copies of the Company’s consolidated unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2016 and December 31, 2017 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Company Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the 6-month period then ended (the “Company Interim Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”) have been delivered or made available to Parent. The Company Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Company Interim Financial Statements have been prepared on an accrual basis, and are subject to adjustment in connection with the preparation of GAAP financials with respect to such Company Interim Financial Statements. The Company Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, subject, in the case of the Company Interim Financial Statements, to adjustment in connection with the preparation of GAAP financials with respect to such Company Interim Financial Statements. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Company Balance Sheet” and the date thereof as the “Company Balance Sheet Date” and the balance sheet of the Company as of June 30, 2018 is referred to herein as the “Company Interim Balance Sheet” and the date thereof as the “Company Interim Balance Sheet Date”.

2.5       Authorization of Transaction.

(a)     The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation, and, subject to the adoption of this Agreement and (a) the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the members of the Company required by the certificate of formation of the Company and under Arizona law and (b) the approvals and waivers set forth in Section 2.5(a) of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the managers of the Company have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Company and its sole member, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (c) directed that this Agreement be submitted to the Company Members for adoption, and (d) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the Company Members. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(b)     The execution, delivery and performance by each of the Company and the Company Parent of this Agreement and the other Transaction Documentation to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company and the Company Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company and the Company Parent; or (c) except as set forth in Section 2.5(b) of the Company Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which the Company and the Company Parent is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Company Material Adverse Effect on the Company’s and the Company Parent’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company and the Company Parent in connection with the execution and delivery of this Agreement and the other Transaction Documentation and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act, the Communications Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on the Company’s and the Company Parent’s ability to consummate the transactions contemplated hereby.

2.6       Undisclosed Liabilities. The Company does not have any Liabilities, except (a) those which are adequately reflected or reserved against in the Company Balance Sheet as of the Company Balance Sheet Date, (b) those which have been incurred in the ordinary course of business since the Company Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) those set forth in Section 2.6 of the Company Disclosure Schedule.

2.7       Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 2.7 of the Company Disclosure Schedule, from the Company Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been any:

(a)     event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)     material change in any method of accounting or accounting practice of such entity, except as required by GAAP or applicable Law or as disclosed in the notes to the Company Financial Statements;

(c)     sale or other disposition of any of the assets shown or reflected on the Company Interim Balance Sheet, except in the ordinary course of business;

(d)     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property except in the ordinary course of business;

(e)     acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Company Material Contract) to which such entity is a party or by which it is bound;

(f)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(g)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(h)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(i)     failure to operate its business in compliance with its FCC licenses and the Communications Laws, including without limitation, the timely filing of any required reports, notices or fees, except where the failure to be in compliance would not have a Company Material Adverse Effect.

2.8      Company Material Contracts. Section 2.8(a) of the Company Disclosure Schedule lists each of the following Contracts of the Company that contain ongoing obligations (such Contracts, together with all Company IP Agreements, being “Company Material Contracts”):

(a)     each Contract involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by such entity without penalty or without more than ninety (90) days’ notice;

(b)     all Contracts that relate to the sale of any entity’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(c)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, except where such indemnification or assumption would not, individually or in the aggregate, reasonably be except to have a Company Material Adverse Effect;

(d)    all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(e)     except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, Guarantees) of such entity;

(f)     all Contracts with any Governmental Authority to which such entity is a party;

(g)     all Contracts that limit or purport to limit the ability of such entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(h)     any collective bargaining or other agreement with a Union to which such entity is a party;

(i)     any Contracts to which such entity is a party that provide for any joint venture, partnership or similar arrangement by such entity;

(j)     all agreements by such entity to lease its spectrum to third parties or agreements by such entity to share or permit access to or use of its spectrum;

(k)    any Contract between or among such entity on the one hand and (A) any equityholder of any such entity or any of its Affiliates, (B) any Person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any equityholder’s Affiliates, (C) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by any equityholder of such entities or any of its Affiliates or (D) any director, manager or officer of such entity or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer; and

(l)      any other Contract that is material to the Company and not previously disclosed;

(m)    Each Company Material Contract is a valid and binding Contract of such entity that is a party to such Contract and is in full force and effect. None of such entities or, to the knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Company Material Contract. To the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Company Material Contract (or a summary for any oral Company Material Contracts), including all modifications, amendments and supplements thereto and waivers thereunder, have been made available to Sellers.

2.9       Subsidiaries. The Company has no Subsidiaries.

2.10     Intellectual Property.

(a)    Section 2.10(a) of the Company Disclosure Schedule lists all Company IP Registrations (including, where applicable, the title, application or registration number, jurisdiction, and next maintenance or prosecution deadline) and all material unregistered Owned Intellectual Property of the Company. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company IP.

(b)     In each case in which the Company has acquired, other than through a license, any material Intellectual Property from any Person, the Company has a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property to the Company.

(c)     Section 2.10(c) of the Company Disclosure Schedule lists all material Company IP Agreements (other than “shrink wrap” and similar commercially available end-user licenses). The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(d)     Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Owned Intellectual Property of the Company, and has the valid right to use all other Intellectual Property used in its current business or operations, in each case, free and clear of Encumbrances other than restrictions on use of Intellectual Property set forth in any of the Company IP Agreements or any Permitted Encumbrances, except where such Encumbrance or other restriction would not be expected to result in a Company Material Adverse Effect. All Owned Intellectual Property of the Company is valid, enforceable and subsisting.

(e)     The Company IP constitutes all of the Intellectual Property used in or necessary for the operation of the Company’s business as it is currently conducted. Except as set forth in Section 2.10(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Company IP as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted, except in each case where such loss, impairment, payment or consent would not be expected to result in a Company Material Adverse Effect.

(f)     Neither the use of the Company IP, nor the conduct of the Company’s business as currently conducted, infringes, misappropriates or otherwise violates the Intellectual Property of any Person except where such infringement, misappropriation other violation would not be expected to result in a Company Material Adverse Effect. No Action has been instituted or, to the knowledge of the Company, threatened relating to any Company IP, and none of the Company IP is subject to any outstanding Governmental Order. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, any Company IP.

(g)     The Company has taken commercially reasonable steps to maintain, enforce and protect the proprietary nature of the Owned Intellectual Property of the Company. Except as set forth on Section 2.10(g) of the Company Disclosure Schedule, to the knowledge of the Company, no Confidential Information has been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under a written obligation of confidence).

(h)     All Software used by the Company in its business is owned by the Company or used pursuant to a valid license or other enforceable right and is not an unauthorized copy. Except as set forth on Section 2.10(h) of the Company Disclosure Schedule, the Software and other IT Systems used to operate its business: (i) are in satisfactory working order and are scalable to meet current capacity; (ii) have security, backups, disaster recovery arrangements and hardware and software support and maintenance intended to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operations of its business; (iii) include protections designed to prevent and minimize the harm from viruses, Trojan horses and other malicious code; and (iv) have not suffered any error, breakdown, failure or security breach in the last 36 months that has caused any material disruption or damage to the operation of its business or was reportable to any Governmental Authority. The Company IP includes working copies of all of such Software, including object and source codes (for software owned by the Company).

(i)     Section 2.10(i) of the Company Disclosure Schedule sets forth a true and complete list of all Open Source Software used by the Company in the operation of the business (including a brief description of how such Open Source Software is used and a link to each relevant open source license agreement).

(j)     Except as set forth on Section 2.10(j) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority or educational institution were used to develop or create, in whole or in part, any of the Owned Intellectual Property of the Company. The Company has not made any submission or suggestion to, and are not subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair the Company’s control of the Owned Intellectual Property of the Company.

2.11     Compliance with Laws; Permits; Regulatory; FCC Licenses.

(a)     Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, there are no Actions pending or, to the knowledge of the Company, threatened (i) against or by the Company affecting any of its Permits, FCC licenses, properties or assets, which if determined adversely to such entity (or any Affiliate thereof) would result in a Company Material Adverse Effect; or (ii) against or by the Company or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There is no Action against any current or, to the knowledge of the Company, former member, manager or employee of the Company with respect to which any of such entities has, or is reasonably likely to have, an indemnification obligation.

(b)     There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any of the Company or any of its properties or assets which would have a Company Material Adverse Effect. The Company has not received notice of any suspension or debarring of the Company from bidding on contracts or subcontracts for any Governmental Authority, and, to the knowledge of the Company, the Company has not been suspended or debarred from bidding on contracts or subcontracts for any Governmental Authority. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, the Company is in compliance in all material respects with all Laws of any Governmental Authority applicable to it or its business or operations. The Company has not received any written notice from any Governmental Authority regarding any material violation of any Laws or Permits.

(c)     The Company is and will at Closing be in compliance with the Communications Laws as they pertain to ownership of a Federal Communications Commission (“FCC”) license, including foreign ownership. The Company is qualified to hold FCC licenses. The Company has not been denied federal benefits pursuant to Section 5301 of the Anti-Drug Abuse Act of 1988 (21 USC Section 862). Neither the Company nor any Affiliate of the Company has been convicted of a felony, or been the subject of an FCC license denial or revocation, or adjudged guilty by any court of unlawfully monopolizing or attempting to unlawfully monopolize radio communications directly or indirectly. The Company has all FCC licenses and other Permits that are required to own, lease and operate its properties and for the operation of its business, except where the failure to have such FCC licenses and Permits would not have a Company Material Adverse Effect. To the knowledge of the Company, the Company is not in default or violation (and no event has occurred that, with notice or lapse of time, or both, would constitute a material default or violation) of any term, condition of any term, condition or provision of any FCC license or any other Permit to which it is a party. There is no Action pending or, to the knowledge of the Company, threatened to revoke any FCC license or other Permit. All fees and charges with respect to such FCC licenses and other Permits as of the date hereof have been paid in full.

(d)     With the exception of its FCC licenses, Section 2.11(d) of the Company Disclosure Schedule lists all current material Permits relating to the Company’s business with their respective dates of issuance and expiration.

(e)     Section 2.11(e) of the Company Disclosure Schedule sets forth a list of all of the FCC licenses held by the Company with their respective dates of expiration.

(f)     Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, all FCC licenses and Permits are held by the Company, in full force and effect, free and clear of all Encumbrances (except for those Encumbrances related to lessors rights under spectrum leases), and the Company is in compliance in all material respects with the terms and requirements thereof. There is no issued, pending or, to the knowledge of the Company, overtly threatened, any notice of material violation, investigation, complaint, notice of liability or notice of forfeiture by the FCC or any other Governmental Authority against the Company with respect to its business or any FCC license or Permit. The Company has timely filed with the proper authorities all statements and reports required by the FCC or other Governmental Authority, except as set forth in Section 2.11(f) of the Company Disclosure Schedule. Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the termination or impairment of any of the FCC licenses or other Permits held by the Company. None of the FCC licenses or other Permits held by the Company is subject to (i) any restrictions, conditions or requirements that have not been imposed generally upon licenses or permits of that type or conditions or requirements that have not been met by the Company or (ii) any pending regulatory proceeding (other than those affecting the industry generally) or judicial review before a Governmental Authority (other than judicial review affecting the industry generally). To the knowledge of the Company there has occurred no event, condition, or circumstance that would preclude any FCC License or other Permit from being renewed in the ordinary course or that would prevent or materially delay the consummation of the transaction contemplated by this Agreement. Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, the Company is each in compliance with the Communications Act, each of the FCC licenses and other Permits held by the Company and has fulfilled and performed all of its material obligations with respect thereto, including filing all reports, notifications and applications required by applicable FCC and other laws and the rules and regulations promulgated thereunder any applicable state Laws and rules, regulations, policies, instructions and orders of the applicable regulatory or other state or federal body, and the payment of all regulatory fees, assessments and contributions.

2.12     Taxes. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a)     All material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)     All material deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(f)     There are no pending or to the knowledge of the Company threatened Actions by any taxing authority against the Company.

(g)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(h)     The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(i)     Neither the Company nor any of its Subsidiaries is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

2.13     Litigation. Except as set forth in Section 2.13 of the Company Disclosure Schedule, there is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiaries.

2.14     Employees. Neither the Company nor any Company Subsidiary is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement. The Company’s and/or any Company Subsidiaries’ employees are not members of any Union, and the Company believes that its and its Subsidiaries’ relationship with their respective employees is good.

2.15     Minute Books. The minute books and other similar records of the Company and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of managers (or committees thereof) and members or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Company has provided true and complete copies of all such minute books and other similar records to the Parent’s representatives.

2.16     No Material Omission. No representation or warranty or other statement made by the Company in this Agreement or any other transaction document entered into in connection herewith contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY

The Parent represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Parent Disclosure Schedules shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of Terrence DeFranco, Craig DeFranco and Cem (Jim) Alptekin following reasonable inquiry of appropriate officers, directors and key employees of the Company and the accountants and attorneys of the Company.

3.1     Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate or articles of incorporation and bylaws. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, its bylaws, as amended to date, except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Parent and its subsidiaries, taken as a whole, provided that in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent or its subsidiaries participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions; or (f) the taking of any action required by this Agreement.

3.2     Capitalization. As of immediately prior to the Effective Time, but prior to giving effect to the issuance of the Parent Units, the authorized capital stock of the Parent will consist of 600,000,000 shares of Parent Common Stock, $0.0001 par value per share, of which 36,051,869 shares will be issued and outstanding, and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares will be outstanding.  The Parent Common Stock is presently eligible for quotation and trading on the OTCQB market of the OTC Markets Group Inc. (“OTC Markets”) and is not subject to any notice of suspension or delisting.  All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act.  Except as expressly contemplated by the Transaction Documentation or as described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.  Except as expressly contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  All of the issued and outstanding shares of Parent Common Stock were issued in compliance in all material respects with applicable federal and state securities laws.  The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

3.3     No Conflicts; Consents. The execution, delivery and performance by the Parent of this Agreement and the other Transaction Documentation to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent; or (c) except as set forth in Section 3.3 of the Parent Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which the Parent is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Parent Material Adverse Effect on the Parent’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the other Transaction Documentation and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act, the Communications Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated hereby.

3.4       Authorization of Transaction.

(a)     The board of directors of the Parent and the managing member of Acquisition Subsidiary have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Parent, the Acquisition Subsidiary and their stockholders and sole member, respectively, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) directed that this Agreement be submitted to the stockholders of the Parent and the sole member of Acquisition Subsidiary, respectively, for adoption, and (d) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the stockholders of the Parent and the sole member of the Acquisition Subsidiary, respectively.

(b)     Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively, subject to adoption of this Agreement and (a) the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the stockholders of the Parent required by the Organizational Documents of the Parent and by the sole member of the Acquisition Subsidiary and (b) the approvals and waivers set forth in Section 3.4(b) of the Parent Disclosure Schedule (collectively, the “Parent Consents”). Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity. This Agreement has been duly and validly executed and delivered by the Parent and Acquisition Subsidiary and constitutes a valid and binding obligation of the Parent and Acquisition Subsidiary, enforceable against the Parent and Acquisition Subsidiary in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(c)     The execution, delivery and performance by the Parent and Acquisition Subsidiary of this Agreement and the other Transaction Documentation to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Parent or Acquisition Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent or Acquisition Subsidiary; or (c) except as set forth in Section 3.4(c) of the Parent Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which the Parent or Acquisition Subsidiary is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Parent Material Adverse Effect on the Parent’s or Acquisition Subsidiary’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or Acquisition Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documentation and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act, the Communications Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on the Parent’s or Acquisition Subsidiary’s ability to consummate the transactions contemplated hereby.

3.5       Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 3.5 of the Parent Disclosure Schedule, from the date of the unaudited interim financial statements filed with the Parent’s Quarterly Report on Form 10-Q for the three months ended February 28, 2018 until the date of this Agreement, the Parent has operated in the ordinary course of business in all material respects and there has not been any:

(a)     event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)     material change in any method of accounting or accounting practice of such entity, except as required by GAAP or applicable Law or as disclosed in the notes to the unaudited interim financial statements filed with the Parent’s Quarterly Report on Form 10-Q for the three months ended February 28, 2018;

(c)     sale or other disposition of any of the assets shown or reflected on the Company Interim Balance Sheet, except in the ordinary course of business;

(d)     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Parent Intellectual Property except in the ordinary course of business;

(e)     acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Parent Material Contract) to which such entity is a party or by which it is bound;

(f)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(g)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; and

(h)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof.

3.6     Undisclosed Liabilities. Parent does not have any Liabilities, except (a) those which are adequately reflected or reserved against in the Parent Financial Statements, (b) those which have been incurred in the ordinary course of business since the date of the last Parent Financial Statement and which are not, individually or in the aggregate, material in amount and (c) those set forth in Section 3.6 of the Parent Disclosure Schedule.

3.7      Parent Material Contracts. Section 3.7 of the Parent Disclosure Schedule lists each of the following Contracts of the Parent that contain ongoing obligations (such Contracts, together with all Parent IP Agreements, being “Parent Material Contracts”), to the extent such Contracts have not already been disclosed in the Parent Reports:

(a)     each Contract involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by such entity without penalty or without more than ninety (90) days’ notice;

(b)     all Contracts that relate to the sale of any entity’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(c)     all Contracts that provide for the indemnification by the Parent of any Person or the assumption of any Tax, environmental or other Liability of any Person, except where such indemnification or assumption would not, individually or in the aggregate, reasonably be except to have a Parent Material Adverse Effect;

(d)    all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(e)     except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, Guarantees) of such entity;

(f)     all Contracts with any Governmental Authority to which such entity is a party;

(g)     all Contracts that limit or purport to limit the ability of such entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(h)     any collective bargaining or other agreement with a Union to which such entity is a party; and

(i)     any Contracts to which such entity is a party that provide for any joint venture, partnership or similar arrangement by such entity.

(j)    any Contract between or among such entity on the one hand and (A) any equityholder of any such entity or any of its Affiliates, (B) any Person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any equityholder’s Affiliates, (C) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by any equityholder of such entities or any of its Affiliates or (D) any director, manager or officer of such entity or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer;

(k)     any other Contract that is material to the Parent and not previously disclosed; and

(l)     Each Parent Material Contract is a valid and binding Contract of such entity that is a party to such Contract and is in full force and effect. None of such entities or, to the knowledge of the Parent, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Parent Material Contract. To the knowledge of the Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Parent Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Parent Material Contract (or a summary for any oral Parent Material Contracts), including all modifications, amendments and supplements thereto and waivers thereunder, have been made available to Sellers.

3.8       Subsidiaries.

(a)     Section 3.8(a) of the Parent Disclosure Schedule sets forth: (i) the name of each Parent Subsidiary; (ii) the number and type of outstanding equity securities of each Parent Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Parent Subsidiary; (iv) the names of the officers and directors of each Parent Subsidiary; and (v) the jurisdictions in which each Parent Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)     Each Parent Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Parent Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of each Parent Subsidiary. No Parent Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Parent Subsidiary (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) are held of record and beneficially by either the Parent or any other Parent Subsidiary and (iii) are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 3.8(b) of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or any Parent Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. To the knowledge of the Parent, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Parent Subsidiary.

(c)     Except as set forth in Section 3.8(c) of the Parent Disclosure Schedule, the Parent does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Parent Subsidiary.

3.9     SEC Reports and Prior Registration Statement Matters. The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended May 31, 2017, as filed with the SEC, which contained audited balance sheets of the Parent as of May 31, 2017, and the related statements of operation, changes in shareholders’ equity and cash flows for the two years then ended; and (b) Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2017, November 30, 2017 and February 28, 2018 and (c) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed, including that all agreements that are required to be filed with the SEC have been so filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initialed or threatened by the SEC.

3.10     Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

3.11     Intellectual Property.

(a)     Section 3.11(a) of the Parent Disclosure Schedule lists all Parent IP Registrations (including, where applicable, the title, application or registration number, jurisdiction, and next maintenance or prosecution deadline) and all material unregistered Owned Intellectual Property of the Parent. All required filings and fees related to the Parent IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. The Parent has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Parent IP.

(b)     In each case in which the Parent has acquired, other than through a license, any material Intellectual Property from any Person, the Parent has a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property to the Parent.

(c)     Section 3.11(c) of the Parent Disclosure Schedule lists all material Parent IP Agreements (other than “shrink wrap” and similar commercially available end-user licenses). The Parent has provided the Company with true and complete copies of all such Parent IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither the Parent nor, to the knowledge of the Parent, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Parent IP Agreement.

(d)     Except as set forth in Section 3.11(d) of the Parent Disclosure Schedule, the Parent is the sole and exclusive legal and beneficial, and with respect to the Parent IP Registrations, record, owner of all right, title and interest in and to the Owned Intellectual Property of the Parent, and has the valid right to use all other Intellectual Property used in its current business or operations, in each case, free and clear of Encumbrances other than restrictions on use of Intellectual Property set forth in any of the Parent IP Agreements or any Permitted Encumbrances, except where such Encumbrance or other restriction would not be expected to result in a Parent Material Adverse Effect. All Owned Intellectual Property of the Parent is valid, enforceable and subsisting.

(e)     The Parent IP constitutes all of the Intellectual Property used in or necessary for the operation of the Parent’s business as it is currently conducted. Except as set forth in Section 3.11(e) of the Parent Disclosure Schedule, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Parent’s right to own, use or hold for use any Parent IP as owned, used or held for use in the conduct of the Parent’s business or operations as currently conducted, except in each case where such loss, impairment, payment or consent would not be expected to result in a Parent Material Adverse Effect.

(f)     Neither the use of the Parent IP, nor the conduct of the Parent’s business as currently conducted, infringes, misappropriates or otherwise violates the Intellectual Property of any Person except where such infringement, misappropriation other violation would not be expected to result in a Parent Material Adverse Effect. No Action has been instituted or, to the knowledge of the Parent, threatened relating to any Parent IP, and none of the Parent IP is subject to any outstanding Governmental Order. To the knowledge of the Parent, no Person is infringing, misappropriating, or otherwise violating, any Parent IP.

(g)     The Parent has taken commercially reasonable steps to maintain, enforce and protect the proprietary nature of the Owned Intellectual Property of the Parent. Except as set forth on Section 3.11(g) of the Parent Disclosure Schedule, to the knowledge of the Parent, no Parent confidential information has been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under a written obligation of confidence).

(h)     All Software used by the Parent in its business is owned by the Parent or used pursuant to a valid license or other enforceable right and is not an unauthorized copy. Except as set forth on Section 3.11(h) of the Parent Disclosure Schedule, the Software and other IT Systems used to operate its business: (i) are in satisfactory working order and are scalable to meet current capacity; (ii) have security, backups, disaster recovery arrangements and hardware and software support and maintenance intended to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operations of its business; (iii) include protections designed to prevent and minimize the harm from viruses, Trojan horses and other malicious code; and (iv) have not suffered any error, breakdown, failure or security breach in the last 36 months that has caused any material disruption or damage to the operation of its business or was reportable to any Governmental Authority. The Parent IP includes working copies of all of such Software, including object and source codes (for software owned by the Parent).

(i)     Section 3.11(i) of the Parent Disclosure Schedule sets forth a true and complete list of all Open Source Software used by the Parent in the operation of the business (including a brief description of how such Open Source Software is used and a link to each relevant open source license agreement).

(j)     Except as set forth on Section 3.11(j) of the Parent Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority or educational institution were used to develop or create, in whole or in part, any of the Owned Intellectual Property of the Parent. The Parent has not made any submission or suggestion to, and are not subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair the Parent’s control of the Owned Intellectual Property of the Parent.

3.12     Compliance with Laws; Permits; Regulatory; FCC.

(a)     Section 3.12(a) of the Parent Disclosure Schedule lists all current material Permits relating to the Parent’s business with their respective dates of issuance and expiration. The Parent holds no FCC licenses.

(b)     Except as set forth in Section 3.12(b) of the Parent Disclosure Schedule, there are no Actions pending or, to the knowledge of the Company, threatened (i) against or by the Parent affecting any of its Permits, properties or assets, which if determined adversely to such entity (or any Affiliate thereof) would result in a Parent Material Adverse Effect; or (ii) against or by the Parent or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There is no Action against any current or, to the knowledge of the Parent, former officer, director or employee of the Parent with respect to which any of such entities has, or is reasonably likely to have, an indemnification obligation.

(c)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any of the Company or any of its properties or assets which would have a Parent Material Adverse Effect. The Parent has not received notice of any suspension or debarring of the Company from bidding on contracts or subcontracts for any Governmental Authority, and, to the knowledge of the Parent, the Parent has not been suspended or debarred from bidding on contracts or subcontracts for any Governmental Authority. Except as set forth in Section 3.12(c) of the Parent Disclosure Schedule, the Parent is in compliance in all material respects with all Laws of any Governmental Authority applicable to it or its business or operations. The Parent has not received any written notice from any Governmental Authority regarding any material violation of any Laws or Permits.

(d)     The Company is qualified to hold FCC licenses, and is and will at Closing be in compliance with applicable Communications Laws as they pertain to ownership of a FCC license, including foreign ownership. The Parent has not been denied federal benefits pursuant to Section 5301 of the Anti-Drug Abuse Act of 1988 (21 USC Section 862). Neither the Parent nor any Affiliate of the Company has been convicted of a felony, or been the subject of an FCC license denial or revocation, or adjudged guilty by any court of unlawfully monopolizing or attempting to unlawfully monopolize radio communications directly or indirectly. The Parent has all Permits that are required to own, lease and operate its properties and for the operation of its business, except where the failure to have such Permits would not have a Parent Material Adverse Effect. To the knowledge of the Parent, the Parent is not in default or violation (and no event has occurred that, with notice or lapse of time, or both, would constitute a material default or violation) of any term, condition of any term, condition or provision of any Permit to which it is a party. There is no Action pending or, to the knowledge of the Parent, threatened to revoke any Permit. All fees and charges with respect to Permits as of the date hereof have been paid in full.

(e)     Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, all Permits are held by the Parent, in full force and effect, free and clear of all Encumbrances (except for those Encumbrances related to lessors rights under spectrum leases), and the Parent is in compliance in all material respects with the terms and requirements thereof. There is no issued, pending or, to the Parent’s Knowledge, overtly threatened, any notice of material violation, investigation, complaint, notice of liability or notice of forfeiture by any other Governmental Authority against the Parent with respect to its business or any Permit. The Parent has timely filed with the proper authorities all statements and reports required by any Governmental Authority, except as set forth in Section 3.12(e) of the Parent Disclosure Schedule. Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the termination or impairment of any of the Permits held by the Parent. None of the Permits held by the Parent is subject to (i) any restrictions, conditions or requirements that have not been imposed generally upon licenses or permits of that type or conditions or requirements that have not been met by the Parent or (ii) any pending regulatory proceeding (other than those affecting the industry generally) or judicial review before a Governmental Authority (other than judicial review affecting the industry generally). To the knowledge of the Parent there has occurred no event, condition, or circumstance that would preclude any Permit from being renewed in the ordinary course or that would prevent or materially delay the consummation of the transaction contemplated by this Agreement. Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, the Parent is in compliance with the Communications Act, as applicable, and each of the Permits held by the Parent and has fulfilled and performed all of its material obligations with respect thereto, including filing all reports, notifications and applications required by applicable laws and the rules and regulations promulgated thereunder any applicable state Laws and rules, regulations, policies, instructions and orders of the applicable regulatory or other state or federal body, and the payment of all regulatory fees, assessments and contributions.

3.13     Taxes. Except as set forth in Section 3.13 of the Parent Disclosure Schedule:

(a)     All material Tax Returns required to be filed on or before the Closing Date by the Parent have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Parent (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     The Parent has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No claim has been made by any taxing authority in any jurisdiction where the Parent does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Parent.

(e)     All material deficiencies asserted, or assessments made, against the Parent as a result of any examinations by any taxing authority have been fully paid.

(f)     There are no pending or to the knowledge of the Parent threatened Actions by any taxing authority against the Parent.

(g)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Parent.

(h)     The Parent is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(i)     Neither the Parent nor any of its Subsidiaries is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Parent is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

3.14    Litigation. Except as disclosed in Section 3.14 of the Parent Disclosure Schedule, there is no Action now pending or, to the knowledge of the Parent, threatened, against or affecting the Parent or any Subsidiary of the Parent.

3.15     Employees.

(a)     Neither the Parent nor any Parent Subsidiary is involved in any labor dispute nor, to the knowledge of the Company Parent, is any such dispute threatened. Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement. The Company’s and/or any Company Subsidiaries’ employees are not members of any Union, and the Company believes that its and its Subsidiaries’ relationship with their respective employees is good.

3.16     Brokers’ Fees. Except as set forth on Section 3.16 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.17      Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.18     No Material Omission. No representation or warranty or other statement made by Parent or Acquisition Subsidiary in this Agreement or any other transaction document entered into in connection herewith contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Article IV
COVENANTS

4.1     Closing Efforts. Each of the Parties shall use its reasonable best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Merger and the transactions contemplated hereby as promptly as practicable, including, (i) the preparation and filing of all forms, registrations and notices required to be filed by such party to consummate the Closing, (ii) with respect to Parent and the Acquisition Subsidiary, soliciting the consent of, and undertaking commercially reasonable efforts to obtain approval of, the requisite holders of Parent Common Stock and the sole member of Acquisition Subsidiary necessary to satisfy the condition to Closing set forth in Section 5.3(a) (iii) with respect to Company Parent and the Company, (A) filing any notices required to be made with the Federal Communications Commission regarding change in record ownership of any licenses in connection with the transactions contemplated hereby, (B) soliciting the consent of, and undertaking commercially reasonable efforts to obtain approval of, the requisite holders of Company Units and PPR Units necessary to satisfy the condition to Closing set forth in Section 5.3(a), and (C) commencing to undertake to obtain audited financials necessary for compliance with Rule 3-05 of Regulation S-X in connection with the transactions contemplated hereby, and (iv) the taking of such reasonable actions as are necessary for such party to make any other Closing deliveries or to obtain any other requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any Person or Governmental Authority. The Company and Parent, as applicable, shall promptly notify the other party upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such approval will not be obtained or that the receipt of any such approval will be materially delayed. The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.5 of the Company Disclosure Schedule.

4.2       Exclusivity.

(a)     Following the date hereof, until the Effective Time or termination of this Agreement, Parent shall not, and it shall cause its officers, directors, employees, advisors, agents, representatives, stockholders and Affiliates (collectively, “Representatives”) not to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate or knowingly encourage any inquiry, proposal or offer relating to a Competing Transaction (each, a “Proposal”), (b) participate in or encourage any communications, discussions or negotiations relating to, or disclose or furnish to any person or entity any information in connection with, or assist, or cooperate with any person or entity in making or proposing, or take any other action to facilitate, any Proposal or Competing Transaction, or (c) enter into any agreement, arrangement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Competing Transaction. Parent shall promptly advise and provide copies (if written) to the Company Parent of, or provide to Company Parent a summary (if not written) of the principal terms of, any Proposal that has been submitted, directly or indirectly, to Parent, its Affiliates or Subsidiaries or any of its or their respective Representatives, including the identity of the party making such Proposal and any other information Parent may reasonably request with respect to such Proposal. Parent shall promptly advise Company Parent of any request for disclosure or access described in clause (b) of this Section 4.2(a), including the identity of the party requesting such disclosure or access.

(b)     Notwithstanding the foregoing, at any time prior to the receipt of the approval of the holders of more than 50% of the Parent Common Stock referenced in Section 5.3(a), Parent and its Representatives may, in response to a bona fide written Proposal that the Board of Directors of Parent determines in good faith (after consultation with outside counsel and the Parent’s financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, and which Proposal was not solicited by Parent or any of its Representatives and did not otherwise result from a breach of this Section 4.2, (x) furnish information with respect to Parent and its Subsidiaries to the Person making such Proposal (and its Representatives) pursuant to a customary confidentiality agreement, and (y) participate in discussions or negotiations with the Person making such Proposal (and its Representatives) regarding such Proposal.

(c)     Notwithstanding anything in this Agreement to the contrary, Parent may not terminate this Agreement pursuant to Section 8.4 until after the fifth Business Day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent intends to terminate this Agreement pursuant to Section 8.4. Such notice from Parent to the Company shall specify the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of Parent (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Parent and a new five Business Day period). In determining whether to terminate this Agreement pursuant to Section 8.4, the Board of Directors of Parent shall take into account any changes to the financial terms of this Agreement proposed by the Company in response to any such written notice by Parent or otherwise.

(d)     For purposes hereof, “Superior Proposal” means any bona fide written offer by a third party that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and Parent, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Parent Common Stock or all or substantially all the assets of Parent, for consideration consisting of cash and/or securities, (ii) that the Board of Directors of Parent determines in its good faith judgment (after consultation with the Parent’s financial advisor and after considering such factors as the Board of Directors of Parent considers to be appropriate, including the legal, financial, timing, regulatory and other aspects of the proposal), if consummated, would result in a transaction that is more favorable to Parent’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (after taking into account any changes to this Agreement proposed by the Company in response to a Proposal), and (iii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

4.3       Form 8-K. Promptly after the execution of this Agreement, the Parties shall complete a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the information required by Item 1.0 of Form 8-K) (the “Signing 8-K”). The Parent shall cause the Signing 8-K to be filed with the SEC within four (4) Business Days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4       Working Capital. Each Party shall use Reasonable Best Efforts to ensure that, from and after the Effective Time, the Surviving Company has sufficient working capital to operate its day-to-day business in the ordinary course of the anticipated businesses of the Surviving Company.

4.5       Operation of Company and Parent Businesses. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of the Company, Company Parent, Parent, and Acquisition Subsidiary shall (and shall cause each of its respective Subsidiaries to) conduct its respective operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Company, Company Parent, Parent and Acquisition Subsidiary, or any of their properties or assets and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

4.6        Access to Information.

(a)     During the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) permit representatives of the Parent to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Company Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Company Subsidiary.

(b)     During the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each Parent Subsidiary to) permit representatives of the Company to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Parent and the Parent Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Parent and such Parent Subsidiary.

(c)     The party receiving access under Section 4.6(a) or Section 4.6(b), as applicable (a “Receiving Party”) (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the party providing such access under Section 4.6(a) or Section 4.6(b), as applicable (the “Providing Party”) all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Confidential Information” means any information of a Providing Party that is furnished to a Receiving Party by the Providing Party in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Receiving Party or its directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Receiving Party or its directors, officers, or employees, (C) which the Receiving Party knew or to which the Receiving Party had access prior to disclosure, provided that the source of such information is not known by the Receiving Party to be bound by a confidentiality obligation to the Providing Party, or (D) which the Receiving Party rightfully obtains from a source other than the Providing Party, provided that the source of such information is not known by the Receiving Party to be bound by a confidentiality obligation to the Providing Party.

4.7      Expenses. The costs and expenses of the Parent, Acquisition Subsidiary and the Company (including legal fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

4.8       Transfer Agent. Following the Effective Time, Parent shall provide reasonable cooperation in connection with and use commercially reasonable efforts to deliver or cause a transfer agent to deliver or otherwise cause to be delivered to each Company Member and PPR Holder cancelled and converted pursuant to Section 1.5 a customary letter setting forth each such holder’s rights with respect to evidencing the Merger Shares into which such Company Units and PPR Units, as applicable, were converted at the Effective Time (whether by stock certificate, book-entry, electronic entry, or otherwise).

4.9        Indemnification.

(a)     The Parent shall not, and shall cause the Surviving Company not to, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)     From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Company to, indemnify and hold harmless the individuals who on or prior to the Closing Date were managers of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided that the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c)     The provisions of this Section 4.9 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, and nothing in this Agreement shall affect any indemnification rights that any such Indemnified Executive may have under the certificate of incorporation or bylaws of the Company or any Company Subsidiary or any contract or instrument or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive without the consent of such Indemnified Executive.

(d)     Company Parent shall indemnify, defend and hold Parent harmless for any liability for Taxes of the Company for operations within the two (2) years prior to Closing.

4.10     Quotation of Merger Shares. The Parent shall take whatever steps are necessary to cause the Merger Shares, and any shares of Parent Common Stock that may be issued pursuant to Sections 1.5 to be eligible for quotation on the OTC Markets.

4.11     Parent Board. The Parent shall take such actions as are necessary, if the Parent has not already done so prior to the Effective Time, to authorize the Parent’s Board of Directors to consist of 3 but no more than 7 members, with the Board of Directors of the Parent able to fill any vacancy; provided, that, the Parties agree that the Parent’s Board of Directors as set forth on Exhibit A hereto shall, after the Closing Date, appoint independent directors approved by a majority of the then-serving directors until there are 4 independent directors in addition to the three directors set forth on Exhibit A; provided, further, that such majority of the Parent Board of Directors causing the appointment of each independent director shall include in all cases the directors set forth on Exhibit A hereto.

4.12     Information Provided to Members and Stockholders. The Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of Parent Common Stock, Company Units and PPR Units in connection with soliciting their approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, or otherwise providing notice to such holders of the transactions contemplated hereby. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s securityholders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the securityholders of each Party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Managers of the Company that the Company Members approve the adoption of this Agreement, including, without limitation, the Merger. The information sent by the Parent shall contain the recommendation of the Board of Directors of the Parent that the holders of shares of Parent Common Stock approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger. Anything to the contrary contained herein notwithstanding, neither the Company nor the Parent shall include in the information sent to its securityholders any information with respect to the other party or its affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.

4.13     Restructuring Transactions. The Company and Company Parent will use commercially reasonable efforts to consummate the Restructuring Transactions.

4.14     Spectrum Program.

(a)     Subject to the terms and conditions of this Agreement, Company Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to continue the Spectrum Program following the Closing to make available to the Surviving Company financing (the “Financing”) pursuant to the Spectrum Program of $20,000,000 or such lesser amount as the Board of Directors of Parent (excluding, following the Closing, the two directors affiliated with Company Parent, collectively, the “Unaffiliated Directors”) determine (as adjusted, the “Required Financing Amount”).  This covenant shall expire upon the earlier to occur of (i) Financing equal to the Required Financing Amount shall have been raised by the Surviving Company or its Subsidiaries, and (ii) eighteen months after the Closing Date.

(b)     In the event that the Required Financing Amount requested is not available pursuant to the Spectrum Program,  the Company Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to arrange for debt financing (“Alternative Debt Financing”) on terms deemed commercially reasonable by the Unaffiliated Directors in an amount that, when combined with the Spectrum Program Financing, equals or exceeds the Required Financing Amount.  This covenant shall expire upon the earlier to occur of (i) Financing or Alternative Debt Financing equal to the Required Financing Amount raised by the Surviving Company or its Subsidiaries and (ii) eighteen months after the Closing.

(c)     Parent shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its representatives to, provide to the Surviving Company and Company Parent such customary cooperation as may be reasonably requested by any Financing or Alternative Debt Financing source in connection with any Financing or Alternative Debt Financing, including (i) furnishing the Company Parent and financing sources, to the extent available, monthly financial information and such other information as is reasonably requested and customary given the nature of the Financing (including information to be used in the preparation of an internal information package regarding the business, operations and prospects of the Business), (ii) reasonably cooperating with the confirmatory due diligence investigation by any financing source providing the Financing or Alternative Debt Financing, (iii) enter into Spectrum Program leases usual and customary for entering into the Financing, (iv) cooperating with  legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing or Alternative Debt Financing and obtaining legal opinions, surveys and title insurance reasonably requested and customary for financings similar to the Financing and Alternative Debt Financing, (v) permitting stock certificates or similar instruments (if any) of  Parent to be pledged to be made available for delivery to the Alternative Debt Financing sources, (vi) providing and executing, and permitting all Parent subsidiaries to provide and execute, definitive financing documentation, including pledge and security documents and certificates that facilitate the creation, perfection or enforcement of liens securing the Financing and any Alternative Debt Financing and legal opinions or other customary documents and instruments relating to guarantees, pledging of collateral and other matters ancillary to the Debt Financing as reasonably requested by Company Parent or the Financing Sources, (vii) reasonably cooperating with the Surviving Company to satisfy the conditions precedent to the Financing and Any Alternative Debt Financing to the extent within the control of Parent or its Subsidiaries, (viii) permitting the Surviving Company to provide all documentation and other information about its business as is reasonably requested in connection with the Financing or Alternative Debt Financing and relating to applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT ACT, and (viii) taking such corporate action by the Company Parent reasonably necessary to authorize and facilitate the Financing and any Alternative Debt Financing.

(d)     In the event that, eighteen months after the Closing Date, the Company Parent has not arranged the Financing or Alternative Debt Financing in an amount equal to the Required Financing Amount, Unaffiliated Directors and Company Parent shall in good faith determine (i) the amount of the Required Financing Amount shortfall  (the “Financing Shortfall”) and (ii) the fair market value of a share of Parent stock held by Company parent based on the volume weighted average price (VWAP) for the 30 trading days prior to the one year anniversary of the Closing (“Parent Stock FMV”). Company Parent shall at its sole option, (A) return to Parent a number of shares of Parent Common Stock equal to the quotient determined by dividing (i) the Financing Shortfall by (ii) the Parent Stock FMV; provided, however that under no circumstances shall Company Parent be required to return to Parent more than 20,000,000 shares of Parent Common Stock pursuant to this Section 4.14(d) or (B) pay to the Surviving Company an amount in cash equal to the Financing Shortfall.  This shall be the sole remedy for breach of this Section 4.14(d) by Company.

Article V
CONDITIONS TO CONSUMMATION OF MERGER

5.1       Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)     the Company shall have obtained (and shall have provided a copy thereof to the Parent) the written consent (the “Written Member Consent”) of the sole member of the Company approving this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the execution, delivery, adoption and performance by the Company of the transactions contemplated hereby;

(b)     Each of Barclay Knapp and Terrence DeFranco shall have entered into employment agreements with the Parent mutually satisfactory to the Company, the Parent and to the respective employees;

(c)     (i) Each of Barclay Knapp and Terrence DeFranco shall be a member of the Parent Board of Directors effective as of the Closing; and (ii) Barclay Knapp shall be Chief Executive Officer and Terrence DeFranco shall be President and Chief Financial Officer, in each case, effective as of the Closing.

(d)     The Company and Company Parent shall have completed the Restructuring Transactions; and

(e)     Any Convertible Promissory Note(s) outstanding pursuant to that certain Note Purchase Agreement, dated as of June 28, 2018, by and between the Company and Parent shall have converted into equity of Parent upon execution of this Agreement.

5.2      Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a)     the Company and the Company Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.1 which are required on the part of the Company or any Company Subsidiary, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)     the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)     the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)     no Action, before any Governmental Entity or before any arbitrator shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)     the Company shall have delivered to the Parent and the Acquisition Subsidiary a copy of the Written Member Consent together with a certification from each Member that executed such consent that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act;

(f)     the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate to the effect that each of the conditions specified in Section 5.1(a) and clauses (a) through (d) (insofar as clause (d) relates to Actions involving the Company or a Company Subsidiary) of this Section 5.2 is satisfied in all respects; and

(g)     the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate, validly executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the Organizational Documents of the Company; (ii) the valid adoption of resolutions of the managers and members of the Company (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the managers and the requisite vote of the members of the Company) and covering such other matters as the Parent shall reasonably request; (iii) a good standing certificate from the Secretary of State of the State of Arizona dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement.

5.3      Conditions to Obligations of the Company and the Company Parent. The obligation of each of the Company and the Company Parent to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

(a)     the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents of (i) the sole stockholder of Acquisition Subsidiary and (ii) holders of more than 50% of the Parent Common Stock outstanding immediately prior to the Effective Time, in each case, approving the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and approving the execution, delivery and performance by the each such entity of this Agreement and/or the other Transaction Documentation to which each such entity a party, in form and substance reasonably satisfactory to the Company;

(b)     the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.1 which are required on the part of the Parent or any of its Subsidiaries, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)     the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)     each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)     except as set forth on Section 5.3(e) of the Parent Disclosure Schedule, all debts, adverse claims, liabilities, judgments and obligations, including tax obligations but excluding accounts payable incurred in the ordinary course of business, of the Parent and the Acquisition Subsidiary, whether accrued, contingent or otherwise and whether known or unknown, including those that may arise after the Closing but were incurred prior to the Closing Date, and excluding in all cases the obligations of the Parent under this Agreement and the other Transaction Documents, have been discharged or waived by the Parent or the Acquisition Subsidiary prior to the Closing Date;

(f)     no Action shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g)     the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (a) through (f) (insofar as clause (f) relates to Actions involving the Parent or the Acquisition Subsidiary) of this Section 5.3 is satisfied in all respects;

(h)     the Company shall have received an official stockholder list from Parent’s transfer agent and registrar showing that as of immediately prior to the Effective Time there are 36,051,869 shares of Parent Common Stock issued and outstanding; and

(i)     the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is authorized to consist of at least 3 but no more than 7 individuals, with the Board able to fill any vacancy, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, and (iii) evidence of the appointment of the persons set forth on Exhibit A to serve as officers and directors immediately following the Effective Time.

Article VI
TAX MATTERS

6.1     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Parent shall be terminated as of the Closing Date. After such date, neither the Parent nor any Parent Subsidiary shall have any further rights or liabilities thereunder.

6.2     Cooperation and Exchange of Information. The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of any of the Parties. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Parties shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Parties for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other Parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or the Parent for any taxable period beginning before the Closing Date, each of the Parties shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials (to the extent that such materials could reasonably be expected to be relevant to such other Parties).

Article VII
DEFINITIONS

7.1     The following terms have the meanings specified or referred to in this Article VII.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Laws” means the Communications Act of 1934, as amended and state telecommunications laws the rules and regulations promulgated thereunder.

“Company Members” means each holder of Company Units.

“Competing Transaction” means (i) any direct or indirect acquisition (in each case regardless of the form of transaction) of either (A) all or a material portion of the assets of Parent and its Subsidiaries, taken as a whole, outside the ordinary course of business consistent with past practice or (B) at least 50% of the equity interests of Parent or any of its Subsidiaries, including Acquisition Subsidiary, any right to acquire any such equity interest in Parent or any of its Subsidiaries, including Acquisition Subsidiary, or any security convertible into or exercisable for any such equity interest other than acquisitions under clause (B) by employees of Parent or such Subsidiary pursuant to pre-existing arrangements, or (ii) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Final Order” means an action or decision by a Governmental Authority asserting authority over the transactions contemplated hereby granting its consent and approval to the assignment or transfer of control of the FCC Licenses as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Fraud” means fraud, intentional misrepresentation or willful breach.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantee” of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money or funded indebtedness (including obligations in respect of principal and accrued interest) whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company or Parent, as the context requires, in the ordinary course); (ii) debt evidenced by any note, bond, debenture or other debt security or similar instrument (including a purchase money obligation); (iii) breakage or similar fees under any interest rate swap, hedging or similar arrangements; (iv) letters of credit (including reimbursement and refunding obligations); (v) prepayment charges, premiums, penalties or other costs or expenses related to the repayment of items in clauses (i)-(iv); (vi) all lease obligations of the Company or Parent, as the context requires, required to be classified as capital leases under GAAP; (vii) any obligation of the Company or the Parent, as the context requires, for the deferred purchase price of property, equity or services (other than (x) trade payables and other current liabilities incurred in the ordinary course of business and (y) Permitted Obligations); (viii) any earn-out or similar obligation of the Company or the Parent, as the context requires, to make future payments in connection with a business acquisition (other than Permitted Obligations); (ix) any bonus or change of control payment payable as a result the transactions contemplated by this Agreement; (x) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course), (xi) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (xii) all net payments payable in the event of an early termination, on the date Indebtedness is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (xiii) all obligations including reimbursement obligations in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (xiv) obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, (xv) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or Guarantee, (xvi) obligations for unpaid management fees, board fees or similar payments, (xvii) any other obligation that in accordance with GAAP is required to be reflected as debt on a balance sheet (other than trade payables and current accruals incurred in the ordinary course), (xviii) severance or bonus obligations to former employees of the Company or the Parent, as the context requires, or severance obligations accelerated as a result of the transactions contemplated by this Agreement (xii) any Guarantee of any Indebtedness of others; and (xix) any liability or obligation owed or payable to any Seller or any Affiliate of any Seller.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world and all international treaties and conventions, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, company names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, social media accounts, usernames, handles and similar online identifiers with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software; and (g) all causes of action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing in clauses (a)-(f).

“IP” means all Owned Intellectual Property and all Licensed Intellectual Property of the Company or Parent, as the context requires.

“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Owned Intellectual Property or Licensed Intellectual Property to which any Person is a party, beneficiary or otherwise bound.

“IP Registrations” means all Owned Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IT Systems” means all websites, Software, databases, systems (telecommunications, messaging and otherwise), servers, computers, hardware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property rights that any third party owns and that any Person uses or has the right to use pursuant to a license or sublicense.

“Losses” means any and all losses, damages, liabilities, deficiencies, Actions, judgments, obligations, payments, settlements, assessments, charges, interest, fines, awards, penalties, costs or expenses of whatever kind, together with all reasonable costs and expenses (including legal, accounting, and other costs and expenses of professionals) incurred in connection with any of the foregoing and including the reasonable cost of the investigation, preparation or defense of any action in connection therewith, and the assertion of any claims under this Agreement; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owned Intellectual Property” means all Intellectual Property that is owned by or created by or on behalf of a Person or purported to be owned by or created by or on behalf of a Person.

“Permits” means all permits, licenses (including, without limitation, FCC Licenses), franchises, approvals, authorizations, registrations and certificates required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PPR Holder” means each holder of PPR Units.

“Representative” means, with respect to any Person, any and all directors (or equivalent), officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Software” means any and all computer programs, operating systems, applications, firmware, middleware or software of any nature, whether operational, under development or inactive, including all object code, source code, comment code, algorithms, menu structures and arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, specifications, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer programs, operating systems, applications, firmware, middleware or software.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Union” means a union, works council or labor organization.

7.2     The following terms have the meanings specified or referred to in the section of this Agreement set forth opposite such term.

INDEX OF TERMS

Acquisition Subsidiary	Preamble
Action	Definitions
Affiliate	Definitions
Agreement	Preamble
Alternative Debt Financing	4.14(d)
Arizona Act	1.1
Arizona Restructuring Act	1.1
Business Day	1.2
Certificate of Merger	1.1
Closing	1.2
Closing Date	1.2
Code	Definitions
Communications Laws	Definitions
Company	Preamble
Company Audited Financial Statements	2.5
Company Balance Sheet	2.5
Company Balance Sheet Date	2.5
Company Consents	2.5
Company Disclosure Schedules	Article II
Company Financial Statements	2.5
Company Interim Balance Sheet	2.5
Company Interim Balance Sheet Date	2.5
Company Interim Financial Statements	2.5
Company Material Adverse Effect	2.1
Company Material Contracts	2.9
Company Members	Preamble
Company Parent	Preamble
Company Subsidiary	2.10(a)
Company Units	1.5
Competing Transaction	Definitions
Confidential Information	4.6(c)
Contracts	Definitions
Effective Time	1.1
Encumbrance	Definitions
FCC	2.4(a)
Final Order	Definitions
Financing	4.14(a)

Financing Shortfall	4.14(d)
Fraud	Definitions
GAAP	Definitions
Governmental Authority	Definitions
Governmental Order	Definitions
Guarantee	Definitions
HSR Act	Definitions
Indebtedness	4.9(b)
Intellectual Property	Definitions
IP	Definitions
IP Agreements	Definitions
IP Registrations	Definitions
IT Systems	Definitions
Law	Definitions
Letter of Transmittal	1.6(a)
Licensed Intellectual Property	Definitions
Losses	Definitions
Merger	Recital
Merger Shares	1.5(a)
OTC Markets	3.2
Organizational Documents	Definitions
Owned Intelelctual Property	Definitions
Parent	Preamble
Parent Certificate	5.3(h)
Parent Common Stock	1.5
Parent Consents	3.5(b)
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.11
Parent Material Adverse Effect	3.1
Parent Material Contracts	3.8
Parent Reports	3.10
Parent Stock FMV	4.14(d)
Parent Subsidiary	2.10(a)
Parent Unit	1.5(a)
Parties	Preamble
Party	Preamble
Permits	Definitions
Persons	Definitions
Providing Party	4.6(c)
Reasonable Best Efforts	Article IV
Receiving Party	4.6(c)
Release	Definitions
Representative	Definitions
Required Financing Amount	4.14(a)
Restructuring Transactions	Recital
SEC	1.12

Securities Act	1.12
Security Interest	2.10(b)
Share Letter of Transmittal	1.5
Signing 8-K	4.3
Software	Definitions
Statement of Merger	1.1
Subsidiary	2.10(a)
Surviving Company	1.1
Surviving Company Operating Agreement	1.8(b)
Surviving Company	1.1
Tax Return	Definitions
Taxes	Definitions
to the knowledge of the Parent	Article III
Transaction Documentation	3.5(b)
Unaffiliated Directors	4.14(a)
Union	Definitions
Warrants	1.5
Written Member Consent	5.1(a)

Article VIII
TERMINATION

8.1     Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

8.2      Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by September 30, 2018, as such date may be extended by the mutual consent of the Parent and the Company Parent; provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time.

8.3      Termination for Superior Proposal. This Agreement may be terminated by Parent subject to and in accordance with Section 4.2(b), in order to enter into a definitive agreement with respect to a Superior Proposal; provided that such termination right may not be exercised by Parent (a) following receipt of the approval of the holders of more than 50% of the Parent Common Stock referenced in Section 5.3(a) or (b) if the Company is in breach of the provisions set forth in Section 4.2.

8.4      Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation issued by a Governmental Entity of competent jurisdiction that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

8.5       Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a)     by the Parent and the Acquisition Subsidiary if the Company or Company Parent shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement or if any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that any condition set forth in Section 5.2 would not be satisfied; provided, that such breach is not cured within ten (10) days of written notice of such breach from Parent (to the extent such breach is curable); provided, further, that Parent and Acquisition Subsidiary may not exercise the right in this Section 8.6(a) if either of them are then in breach in any material respect of this Agreement; or

(b)     by the Company if the Parent or the Acquisition Subsidiary shall have breached or failed to observe or perform in any material respect any of their respective covenants or obligations under this Agreement or if any representation or warrant of the Parent or the Acquisition Subsidiary contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that any condition set forth in Section 5.3 would not be satisfied; provided, that such breach is not cured within ten (10) days of written notice of such breach from the Company (to the extent such breach is curable); provided, further, that the Company may not exercise the right in this Section 8.6(b) if it is then in breach in any material respect of this Agreement.

8.6       Effect of Termination or Default; Remedies.

(a)     In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any term or provision of this Agreement.

(b)     If this Agreement is terminated by the Parent pursuant to Sections 8.4, then the Company shall be entitled to recover from the Parent the sum of (x) $2,000,000 plus (y) its legal and professional fees incurred in connection with the negotiation and execution of this Agreement and the other documents contemplated hereby (including the Note Purchase Agreement and any document entered into in connection therewith, and not withstanding any limitations on recovery of expenses set forth therein). Payment of such amount shall be due to the Company within five (5) Business Days after an applicable termination of this Agreement as described in the first sentence of this Section 8.7(b). The Parties acknowledge that the Company and Company Parent would suffer substantial harm as a consequence of a termination under such circumstances, and the amount of damages are not capable of being accurately quantified. Accordingly, the payments that would due under this Section 8.7(b) are intended as liquidated damages and not intended to be a penalty.

8.7       Remedies; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties (on behalf of themselves and the third party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Article IX
MISCELLANEOUS

9.1     Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 4.9 concerning indemnification are intended for the benefit of the Indemnified Executives and their successors and assigns.

9.3     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.5    Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

9.6     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company’s Members: c/o Iota 3131 E. Camelback Road Suite 450 Phoenix, AZ 85016 Attn: Rob Somers, General Counsel E-mail: rob@iotacommunications.com

Copy (which copy shall not constitute notice hereunder) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540-6241

Main: (609) 919-6604

Attn:  Steven M. Cohen

E-mail: steven.cohen@morganlewis.com

If to the Parent or the Acquisition Subsidiary (prior to the Closing):

c/o Solbright Group, Inc.

One Gateway Center, 26th Floor

Newark, New Jersey 07102

Attn: Terrence DeFranco, CEO and Chairman

E-mail: tmdefranco@solbrightgroup.com

Copy (which copy shall not constitute notice hereunder) to: The Crone Law Group 830 Third Avenue, 5th Floor New York, NY 10022 Attn: Eric C. Mendelson E-mail: emendelson@cronelawgroup.com

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9     Amendments and Waivers. This Agreement may only be amended, whether before or after approval of the adoption of this Agreement by the Company’s members or by the sole member of Acquisition Subsidiary, by an agreement in writing signed by the Parent, Acquisition Subsidiary and Company at any time prior to the Effective Time; provided, however, that after the approval of the adoption of this Agreement by the Company’s members or by the sole member of Acquisition Subsidiary, there shall be no amendment that, pursuant to applicable Law, requires further approval or authorization of the Company’s members or the sole member of Acquisition Subsidiary, without the receipt of such further approval or authorization. Any failure of the Parent or Acquisition Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by the Parent or Acquisition Subsidiary) or by the Parent or Acquisition Subsidiary (with respect to any failure by the Company), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11     Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.13     Survival. None of the representations or warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time.

9.14     Construction.

(a)     The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)     Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:
SOLBRIGHT GROUP, INC.

By:	/s/ Terrence DeFranco
Name: Terrence DeFranco
Title: Chief Executive Officer

ACQUISITION SUBSIDIARY:
IOTA NETWORKS, LLC

By:	/s/ Terrence DeFranco
Name: Terrence DeFranco
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

COMPANY:
M2M SPECTRUM NETWORKS, LLC

By:	/s/ Barclay Knapp
Name: Barclay Knapp
Title: Manager

COMPANY PARENT:
SPECTRUM NETWORKS GROUP, LLC

By:	/s/ Barclay Knapp
Name: Barclay Knapp
Title: Manager

[Signature Page to Agreement and Plan of Merger and Reorganization]